Exhibit 10.43
THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE ("Third Amendment") is entered into as of this 1st day of November 2004, by and between DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and WESTERN GAS RESOURCES, INC., a Delaware corporation ("Tenant").
RECITALS
A.Landlord and Tenant entered into an Office Lease dated as of July 30, 2002 (the "Original lease") wherein Landlord leased to Tenant and Tenant leased from Landlord approximately 81,189 square feet of rentable area (the "Original Premises") located on the the ninth (9th) through the twelfth (12th) floors of the building (the "Building") located at 1099 - 18th Street, Denver, Colorado 80202, and further described as Suite 1200.
B.The Original Lease was amended by First Amendment to Lease dated as of September 10, 2002 ("First Amendment") pursuant to which Landlord and Tenant confirmed the Commencement Date and Base Rent, among other matters, and (ii) Second Amendment to Lease dated as of July 23, 2004 ("Second Amendment") pursuant to which certain Tenant parking rights were amended. The Original Lease as amended by the First Amendment and Second Amendment is herein referred to as the "Lease".
C.Tenant has requested and Landlord is willing to lease an additional 12,000 square feet of rentable area located on the sixteenth (16th) floor of the Building which is depicted on Exhibit A-1 attached hereto and incorporated herein by this reference (the "First Added Premises").
D.Landlord and Tenant are the sole parties in interest under the Lease.
E.Landlord and Tenant now desire to amend the Lease in the manner and form set forth herein.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:
1.First Added Premises. Effective as of the date (the "First Added Premises Commencement Date"), the First Added Premises are Ready for Occupancy (hereinafter defined) or would have been Ready for Occupancy in the absence of any FAP Tenant Delay (hereinafter defined), the First Added Premises shall be added to the Premises for the balance of the Term, upon and subject to all of the terms, covenants and conditions of the Lease, as amended herein. Landlord and Tenant acknowledge that the Premises will consist of approximately 93,189 square feet of rentable area after the addition of the First Added Premises.
2.Base Rent. Effective as of the Effective Date, the Base Rent to be paid by Tenant to Landlord shall be amended as follows:

(a)	From the Commencement Date through and until September 17, 2003;
Zero Dollars ($0.00) (on the Original Premises)

(b)	From September 18, 2003 through and including January 31, 2005:
$1,653,819.96 per annum payable in monthly installments of $137,818.33
(on the Original Premises)*

(c)	From February 1, 2005** through and until December 31, 2005:
$1,653,819.96 per annum payable in monthly installments of $137,818.33
(on the Original Premises); and
$183,330.00 per annum payable in monthly installments of $15,277.50) (on the First Added Premises)*

(d)	From January 1, 2006 through and until December 31, 2010:
$1,653,819.96 per annum payable in monthly installments of $137,818.33
(on the Original Premises); and
$244,440.00 per annum payable in monthly installments of $20,370.00 (on the First Added Premises)
* The Base Rent payable through March 2005, is subject to a credit against Base Rent pursuant to Paragraph 2 of the First Amendment.
** Or, with respect to the First Added Premises only, the First Added Premises Commencement Date, whichever is later.
3.Additional Rent.
(a)Original Premises. In addition to paying the Base Rent specified in paragraph 2 above, Tenant shall pay as "additional rent" with respect to the Original Premises the amounts determined in accordance with the provisions of paragraph 4 of the Original Lease.
(b)First Added Premises. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent'' with respect to the First Added Premises an amount determined in accordance with the provisions of paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during Calendar Year 2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the First Added Premises shall mean 2.33% (12,000/514,000).
(c)Calculation. Tenant's Proportionate Share under subparagraphs 3(a) and 3(b) are calculated on the basis of the rentable area of the Building consisting of 514,000 square feet which· is approximately 95% of the Building's actual rentable area. The Base Rent and additional rent are sometimes herein collectively referred to as the "rent". All amounts of additional rent shall be payable in the same manner and at the same place as the Base Rent.
4.Acceptance and Improvements of First Added Premises.
(a)Acceptance of First Added Premises. Tenant acknowledges that it has had the opportunity to inspect the First Added Premises and agrees to accept the First Added Premises in its current "as is" condition without any obligation upon Landlord to complete improvements to the First Added Premises or to provide any allowance for the completion of such improvements, except as provided in this Paragraph 4.
(b)Preliminary Information and Plans: Landlord has heretofore delivered to Tenant for use by Tenant's architect or engineer, such plan or plans and other information with respect to the First Added Premises and the Building as Tenant may reasonably require for proper and expeditious preparation of Tenant's layout plans for the First Added Premises. Receipt of all such information is hereby acknowledged by Tenant.
(c)Tenant's FAP Layout Plans. Tenant shall cause to be prepared at Tenant's expense and, not later than 12:00 noon (Denver time), December 1, 2004, shall deliver to Landlord one mylar and two black line prints of complete and final architectural working drawings (which shall be 1/8" scale), three copies of all specifications and two (2) non-copyrighted CADD disks, prepared by an architect or space planner approved by Landlord ("Tenant's PAP Layout Plans") for the construction and ·finishing of the First Added Premises. Tenant's FAP Layout Plans shall (i) include the layout of Tenant's furniture, fixtures and equipment, (ii) include electrical and heat specifications for all of Tenant's fixtures and equipment, (iii) be signed and sealed by an architect licensed by and registered in the State of Colorado ("Tenant's Architect"), and (iv) con.form to all applicable laws and requirements of public authorities and insurance underwriters' requirements. Tenant's FAP Layout Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed (and may be disapproved by Landlord only in the event that the proposed Tenant's FAP Layout Plans violate any governmental regulations; adversely affect the Building's structure, electric, or mechanical systems (in Landlord's sole opinion with respect to adverse affect on electric and mechanical systems); intrude on the Building's Common Area; or are visible from the Building's Common Area), and such plans shall be deemed modified to take account of any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not the Tenant FAP Layout Plans are approved within five (5) business days after their delivery to Landlord, provided that Tenant's FAP Layout Plans shall be deemed to be approved by Landlord unless Landlord shall have notified Tenant in writing to the contrary within five (5) business days of their receipt by Landlord stating the reason for disapproval of such Plans. Tenant's FAP Layout Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the "Final FAP Layout Plans". Landlord and Tenant agree that they will each use their good faith efforts to mutually agree upon the Final FAP Layout Plans on or before December 8, 2004. Concurrently with delivery of Tenant's FAP Layout Plans to Landlord, Tenant shall by notice to Landlord in writing designate a single individual who Tenant agrees shall be available to meet and consult with Landlord at the First Added Premises respecting the matters which are the subject of this Paragraph 4 and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Paragraph 4; and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant. Landlord's designated individual who will have the same rights and obligations to Tenant as Tenant's designee has to Landlord, will be Garth R. D. Tait and/or Jean McDonald.
(d)FAP Engineering Plans. Landlord shall direct its engineers to prepare at Tenant's expense and, not later than fifteen (15) business days after approval or deemed approval by Landlord of the Final FAP Layout Plans, shall deliver to Tenant mechanical, electrical and fire protection engineering drawings and specifications ("FAP Engineering Plans"), based on the Final FAP Layout Plans (and such pertinent additional information as shall have been submitted by Tenant with Tenant's FAP Layout Plans or as requested by Landlord), as may be required to complete the First Added Premises in accordance with the Final FAP Layout Plans. As soon as reasonably possible, and in any event within five (5) days after submission to Tenant by Landlord of the FAP Engineering Plans, Tenant shall give its written approval thereof if they are in substantial conformity with or a direct extension of the Final FAP Layout Plans, otherwise such approval shall not be unreasonably withheld; however, the FAP Engineering Plans shall be deemed to have been approved by Tenant unless Tenant shall have notified Landlord in writing to the contrary within five (5) days of their receipt by Tenant, stating in which respects such plans fail to conform with the Final FAP Layout Plans. The FAP Engineering Plans shall be deemed to have been approved by Tenant if they are returned by Tenant with specified changes noted and such changes are made, whether or not approval is thereafter specifically noted on the FAP Engineering Plans·so changed.
(e)Completion by Landlord. Landlord shall, at Tenant's expense, payable out of the FAP Allowance, in a good and workmanlike manner, cause the First Added Premises to be improved and completed in accordance with the Final FAP Layout Plans and the FAP Engineering Plans (herein referred to together with architectural and engineering services as the ''FAP Tenant Work) (such plans are hereinafter together called the "FAP Construction Plans"). Landlord reserves the right however: (i) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant's approval of any such change shall first be obtained (which approval for matters other than selection of finish materials shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Final FAP.Layout Plans). The FAP Tenant Work shall be furnished, installed and performed by Landlord at Tenant's cost for an amount (hereinafter called the "FAP Tenant Improvements Costs") equal to Landlord's out-of-pocket contract or purchase price or prices to be paid by Landlord to architects, engineers, material suppliers, subcontractors, independent contractors and/or other sources for the material, labor and·services applied to the FAP Tenant Work. plus applicable sales taxes and without, however, any construction management fee payable to Landlord or its affiliates. Landlord and Tenant agree to select two (2) general contractors from the following list of three mutually acceptable general contractors to submit guaranteed maximum price bids for the PAP Tenant Work based upon reviews of the FAP Construction Plans: Foothills Construction, Jordy Construction, and RB Construction. The general contractors submitting bids shall be required to provide an AIA

Statement of Qualification and have a designated project manager for the FAP Tenant Work with (at a minimum) a "B" class license within the City and County of Denver (the "City''). Landlord agrees to obtain bids from the two mutually selected general contractors for the completion of the FAP Tenant Work. Landlord agrees to·select the contractor submitting the lowest bid; provided, however, in the event the bids are within two percent (2%) of the lowest bid, Tenant shall have the right to select the general contractor. Landlord currently estimates that the FAP Tenant Work can be completed Ready for Occupancy by February 1, 2005 (subject to delays beyond Landlord's control), provided the Final FAP Layout Plans are completed on or before 5:00 p.m. (Denver time), December 8, 2004. "Ready for Occupancy'' shall mean (i) the date on which Landlord has substantially completed the FAP Tenant Work in accordance with the FAP Construction Plans and in substantial compliance with all applicable laws, regulations, and codes, as certified to Tenant in writing by Landlord's architect, Lewis Himes & Associates ("Landlord's Architect"), Landlord and the General Contractor, in accordance with the FAP Construction Plans; (ii) a permanent or temporary certificate of occupancy or other reasonable evidence of approval has been issued by the City permitting the use and occupancy of the Premises subject only to Punch List (defined below) items and Tenant Installations (defined below); and (iii) the services and systems required to be provided to the First Added Premises are in operation and have passed inspection by the appropriate governmental authority required for issuance of a permanent or temporary certificate of occupancy for the First Added Premises.
The contract between Landlord and the general contractor will provide for a guaranteed maximum price ("GMP"), and the GMP cannot be exceeded without the execution of a change order approved in writing by Tenant, provided such approval will not be unreasonably withheld.
(f)Access: Acceptance of Work. Landlord shall afford Tenant and its employees and agents (each herein referred to as a "Tenant Party'') access to the First Added Premises at reasonable times prior to the occupancy of the First Added Premises only in the presence of a representative of the Landlord, and at Tenant's sole risk and expense, for the purposes of inspecting and verifying Landlord's performance of the FAP Tenant Work. Tenant shall advise Landlord promptly of any objection to the construction of the FAP Tenant Work. Landlord shall provide Tenant and its agents with access to the First Added Premises at least fifteen (15) days prior to the First Added Premises Commencement Date for the purpose of installing furniture and equipment (the "Tenant Installations"). Tenant shall not interrupt the completion of the Tenant Work during completion of Tenant Installations. Tenant shall indemnify and hold Landlord and its partners, agents, servants, employees and general contractor (each herein referred to as an "FAP Tenant Work Indemnified Party") harmless from any and all claims, losses, damages, fines and penalties incurred by an FAP Tenant Work Indemnified Party including, but not limited to, reasonable attorneys' fees that in any way result from a Tenant Party's negligent and/or willfully wrongful activities within the First Added Premises during completion of the FAP Tenant Work or Tenant Installations. Within fifteen (15) days after the FAP Tenant Work is completed., Landlord and Tenant shall prepare a mutually agreed upon list ("Punch List") of items of the FAP Tenant Work that needs to be corrected or repaired. Landlord agrees to cause the items set forth in the Punch List to be corrected or repaired within thirty (30) days after the date the Punch List is prepared. As used in this Paragraph 4, "Punch List" items means minor details of construction or decoration that do not interfere with Tenant's use and enjoyment of the First Added Premises.
(g)Payment of FAP Tenant Improvements Costs. Landlord shall provide an allowance for the payment of the FAP Tenant Improvements Costs and Tenant's out-of-pocket expenses to complete voice and data cabling at the First Added Premises and the cost of physically moving into the First Added Premises (the "Tenant Related Costs"), in an amount equal to Two Hundred Forty Thousand and No/100 Dollars ($240,000.00) (the ''PAP Allowance") Tenant shall pay for all FAP Tenant Improvements Costs exceeding the FAP Allowance within ten (10) days after Landlord's delivery of written request for payment; provided, however, that Landlord may require that, before Tenant commences the FAP Tenant Work, Tenant to pay to Landlord fifty percent (50%) of the amount that the FAP Tenant Improvements Costs exceed the FAP Allowance as reasonably estimated by Landlord (collectively, the "FAP Deposit"). The FAP Deposit shall be applied against the last completed FAP Tenant Work. In the event an unused balance remains from either the FAP Deposit and/or the FAP Allowance after completion of all FAP Tenant Work and the payment of all FAP Tenant Improvements Costs, Landlord agrees (i) to pay to Tenant the unused balance of the FAP Deposit within thirty (30) days after the FAP Tenant Work is completed; (ii) to reimburse Tenant for Tenant Related Costs within fifteen (15) days after Tenant delivers reasonable evidence of such expenditures to Landlord, (iii) to apply the unused portion of the FAP Allowance toward the payment of Base Rent for the First Added Premises, up to an amount not to exceed $40,700.00; and (iv) to apply the balance of any unused portion of the FAP Allowance to reimburse Tenant for the payments incurred by Tenant in connection with the alterations described in Paragraph 10 of this Third Amendment, within fifteen (15) days after Tenant delivers reasonable evidence of such expenditures to Landlord. Tenant shall not be entitled to payment of any remaining FAP Allowance after the payment of Tenant Related Costs, Base Rent, and the costs described in clause (iv) above. Tenant shall be deemed to have waived any such excess FAP Allowance.
(h)First Added Premises Commencement Date. Except as provided below, if Landlord shall, for any reason (including, without limitation, failure to complete the work, if any, required to be done by Landlord under this Third Amendment) fail to cause the FAP Tenant Work to be completed on or before February 1, 2005 or any other date, Landlord shall not be subject to any liability for such failure nor for any failure to timely complete any work. Tenant's obligation to pay the Base Rent and additional rent pertaining to the First Added Premises shall commence on the First Added Premises Commencement Date, and such failure to cause the PAP Tenant Work to be completed on or before February 1, 2005, or any other date, shall not in any other way affect the validity or continuance of the Lease as amended herein. The term "PAP Tenant Delay" shall mean any act or omission of Tenant, its agents, servants, employees or contractors, which has the effect of hindering or delaying the completion of the FAP Tenant Work including (a) any delay caused by failure of Tenant to deliver Tenant's FAP Layout Plans on or before December 1, 2004; (b) unreasonable failure to mutually agree upon the Final FAP Layout Plans on or before December 8, 2004; (c) any delay which is caused by changes in the FAP Tenant Work requested by Tenant after mutual approval of the Final FAP Layout Plans; (d) any delay which is caused by any unreasonable failure by Tenant, without regard to any grace period applicable thereto, promptly to furnish to Landlord any required information, approval or consent or caused by any good faith reluctance on the part of Landlord to approve any information required to be submitted by Tenant and approved by Landlord (provided that such disapproval is permitted pursuant to Subparagraph 4(c) above); or (e) any delay which is caused by the performance of any work or activity in the First Added Premises by Tenant or any of its employees, agents or contractors, including, but not limited to, Tenant Installations. Tenant also shall pay to Landlord, within 10 days after receipt of demand made from time to time, a sum equal to any additional cost to Landlord in completing the First Added Premises resulting from any FAP Tenant Delay, to the extent such cost is not covered by the FAP Allowance. Notwithstanding the foregoing, if the First Added Premises Commencement Date does not occur by April 30, 2005, as such date is extended for any FAP Tenant Delay, but not for any other delay, whether or not caused by Landlord, Tenant may terminate its lease of the First Added Premises pursuant to this Third Amendment. Landlord agrees to notify Tenant, in writing, within seven (7) days after the occurrence of any FAP Tenant Delay.
5.Tenant's Option to Terminate Lease. The provisions of paragraph 37 of the Original Lease, subtitled "Tenant's Option to Terminate Lease" is amended and restated to provide in its entirety as follows:
Tenant's Second Partial Termination Option. Tenant shall have the one-time option ("Second Partial Termination Option") to partially terminate this Lease as of June 30, 2008 (the "Second Option Early Termination Date") with respect to the Original Premises only, provided that the Tenant delivers written notice of its intent to exercise said option ("Second Partial Termination Notice") to the Landlord together with the Second Partial Termination Payment (hereinafter defined) on or before September 30, 2007 ("Second Option Termination Notice Date"). In the event Tenant has not delivered the Second Partial Termination Notice and Second Partial Termination Payment to Landlord on or before the Second Option Termination Notice Date, Tenant's Second Partial Termination Option shall be deemed to have expired and be null, void and of no further effect. For purposes of this Paragraph 5 "Second Partial Termination Payment" shall be the amount of $2,131,302.13. If the Tenant exercises the Second Partial Termination Option as provided in this paragraph, then

(a)the Original Premises shall no longer constitute a part of the Premises as of 11:59 p.m. (Denver time), on the Second Option Early Termination Date,
(b)Tenant shall permanently relinquish all of its parking rights provided under the Parking Agreement attached as Exhibit :Q to the Original Lease,
(c)Tenant's annual Base Rent shall be reduced by $1,653,819.96 ($137,818.33 monthly),
(d)Tenant's Proportionate Share shall be decreased by 15.8% (81,189 square feet of rentable area divided by 514,000) to 2.33%, and
(e)Tenant shall completely vacate the Original Premises on or before the Second Option Early Termination Date in compliance with the provisions of paragraph 6 of the Original Lease.
Landlord and Tenant acknowledge and agree that the losses, damages and costs Landlord will incur as a result of the early partial termination of the Lease pursuant to Tenant's exercise of the Second Partial Termination Option are extremely difficult to ascertain and that the Second Partial Termination Payment represents a fair and reasonable estimate of such losses, damages and costs and such payment represents a fair and reasonable payment by Tenant to relieve Tenant from its obligations with respect to the Original Premises. Notwithstanding any other provision of this. Paragraph 5, any Second Partial Termination Notice given by Tenant shall· not be effective if Tenant is in default (after the expiration of any cure period) under this Lease at the time such notice is given or at any time thereafter through the Early Termination Date and this Lease shall remain in full force and effect with respect to the Original Premises for the full Original Term provided in paragraph I of the Original Lease.
6.TAL Right of First Refusal.
(a)Grant of TAL Right of First Refusal. Upon and subject to the terms and conditions set forth in this Paragraph 6, Landlord hereby grants to Tenant a continuous right of first refusal (the "TAL Right of First Refusal") covering all of the office space located on the sixteenth (16th) floor of the Building, except the First Added Premises (the "TAL Offer Space") throughout the Term. In the event Landlord shall desire to lease all or part of the TAL Offer Space (whether or not as part of a larger space) during the Term, as evidenced by the issuance of a proposal to a third party by or on behalf of Landlord covering such space, or Landlord's acceptance of a proposal from a third party (either of the proposals being herein referred to as an "Acceptable TAL Proposal"), Landlord shall :first and promptly offer to lease such TAL Offer Space that Landlord is offering to third parties ("Designated TAL Refusal Space"), to Tenant, by giving written notice (''Landlord's TAL Refusal Notice") to Tenant. Landlord's TAL Refusal Notice shall identify the Designated TAL Refusal Space, state the Designated TAL Refusal Space Rate (as hereinafter defined) for the Designated TAL Refusal Space and the allowance for improvements to the Designated TAL Refusal Space ("Designated TAL Refusal Space Allowance") shall specify any included parking rights and shall specify the date such Designated T AL Refusal Space is expected to be available for commencement of construction of improvements, the expiration date of the lease of the Designated TAL Refusal Space and all other material terms of the proposed lease transaction, including parking rights .(if any). Within seven (7) business days after Landlord gives Tenant such notice, Tenant shall, by written notice to Landlord ("TAL Refusal Exercise Notice"), elect or decline to exercise its TAL Right of First Refusal and, with respect to any TAL Refusal Exercise Notice delivered on or before the expiration of the twenty-seventh (27th) month of the Original Term, Tenant shall select its desired Designated TAL Refusal Space Rate from the two rates provided in Landlord's TAL Refusal Notice pursuant to subparagraph 3l(k) of the Original Lease. Tenant shall have no right to lease less than the entire Designated TAL Refusal Space. If Tenant fails to give such notice to Landlord within such seven (7) business day period, Tenant shall be deemed to have declined to exercise its TAL Right of First Refusal with respect to such Designated TAL Refusal Space. Notwithstanding the foregoing, Tenant shall have no right to exercise the TAL Right of First Refusal (and, at Landlord's option, any previous exercise of the TAL Right of First Refusal shall be null and void) if Tenant is in default (after expiration of any applicable cure period) under the Lease as amended herein at any time when it attempts to exercise the TAL Right of First Refusal or at any time thereafter until such Designated TAL Refusal Space has been added to the Premises. If Tenant declines or is deemed to have declined to exercise the TAL Right of Refusal, Landlord thereafter shall have the right to lease such Designated TAL Refusal Space to the prospective tenant, upon such terms and conditions and for such period or successive periods of time as Landlord, in its sole discretion, shall determine; provided, however, that (i) the overall economic terms of any lease with the prospective tenant shall not be substantially more favorable to the prospective tenant than the terms set forth in Landlord's TAL Refusal Notice, and (ii) the lease with the prospective tenant shall be fully executed within six (6) months after the date of delivery of the Landlord's TAL Refusal Notice to Tenant or the date of expiration or termination of any lease affecting any portion of such Designated TAL Refusal Space in the event such prospective tenant (or any of its affiliates) is then a tenant of any portion of the Designated TAL Refusal Space, whichever date is later. In the event a lease with the prospective tenant has not been fully executed within the time period provided in clause (ii), Landlord shall not be permitted to lease such Designated TAL Refusal Space without again providing a Landlord's TAL Refusal Notice in compliance with the provisions of this subparagraph 6(a).
(b)Subject to Other Rights. The TAL Right of First Refusal shall be subject and subordinate to any renewal, expansion or similar rights granted to any tenant (including successors and assigns) of the Building prior to the date of this Third Amendment (as set forth on Exhibit B hereto) or granted to any tenant (including successors and assigns) leasing any Designated TAL Refusal Space after Tenant declines or is deemed to have declined to exercise the TAL Right of First Refusal.
(c)TAL Refusal Space Preliminary Information and Plans. Landlord shall deliver to Tenant no later than three (3) days after Landlord's receipt of the TAL Refusal Exercise Notice for use by Tenant, such plan or plans and other information with respect to such Designated TAL Refusal Space and the Building as Tenant may reasonably require for proper and expeditious preparation of Tenant's Designated TAL Refusal Space Layout Plans (hereinafter defined). The date that Landlord delivers such plans and other information is herein referred to as the "Information Delivery Date".
(d)Tenant's Designated TAL Refusal Space Layout Plans. In the event Tenant exercises the TAL Right of First Refusal, Tenant shall prepare and deliver to Landlord not later than thirty (30) days after the Information Delivery Date one mylar and two black line prints of architectural layout drawings (which shall be 1/8" scale), three copies of all specifications (including equipment specifications), and two (2) non-copyrighted CADD disks ("Tenant's Designated TAL Refusal Space Layout Plans"), prepared by Tenant's Architect providing for Tenant's proposed layout for the construction and finishing of improvements to such Designated TAL Refusal Space for Tenant's occupancy. Tenant's Designated TAL Refusal Space Layout Plans shall (i) include the layout of Tenant's furniture, :fixtures and equipment, (ii) include electrical and heat specifications for all of Tenant's fixtures and equipment, (iii) be signed and sealed by Tenant's Architect, (iv) conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements, and (v) provide for the use of Building standard materials (identified in Exhibit J attached to the Original Lease) for drywall, top track system, doors, door frames, hardware, window coverings and HVAC. Tenant's Designated TAL Refusal Space Layout Plans shall be subject to Landlord's review and written approval, which approval shall not be unreason ably withheld or delayed and which only may be disapproved by Landlord in the event that the proposed Tenant's Designated TAL Refusal Space Layout Plans violate any governmental regulations or adversely affect the Building's structure or mechanical systems, and such plans shall be deemed modified to take account any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not the Tenant's Designated TAL Refusal Space Layout Plans are approved within five (5) business days after their delivery to Landlord; provided that Tenant's Designated TAL Refusal Space Layout Plans shall be deemed to have been approved by Landlord unless Landlord shall have notified Tenant in writing to the contrary within five (5) business days of their receipt by Landlord, stating in which respect such Plans are disapproved. Tenant's Designated TAL Refusal Space Layout Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the ''Final Designated TAL Refusal Space Layout Plans". Concurrently with delivery of Tenant's Designated TAL Refusal Space Layout Plans to Landlord, Tenant shall by notice to Landlord in writing designate a single individual who Tenant agrees shall be available to meet and consult with Landlord at the Premises respecting the matters which are the subject of this

Paragraph 6 and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Paragraph 6; and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant. Landlord's designated individual who will have the same rights and obligations to Tenant as Tenant's designee has to Landlord, will be Garth R. D. Tait and/or Jean McDonald.
(e)Designated TAL Refusal Space Engineering Plans. Landlord shall direct its engineers to prepare at Tenant's expense and, not later than fifteen (15) business days after approval by Landlord of the Final Designated TAL Refusal Space Layout Plans, shall deliver to Tenant mechanical, electrical and fire protection engineering drawings and specifications ("Designated TAL Refusal Space Engineering Plans"), based on the Final Designated TAL Refusal Space Layout Plans (and such pertinent additional information as shall have been submitted by Tenant with Tenant's Designated TAL Refusal Space Layout ·Plans or as requested by Landlord), as may be required to complete such Designated TAL Refusal Space in accordance with the Final Designated TAL Refusal Space Layout Plans. As soon as reasonably possible, and in any event within seven (7) business days after _submission to Tenant by Landlord of the Designated TAL Refusal Space Engineering Plans, Tenant shall give its written approval thereof if they are in substantial conformity with or a direct extension of the Final Designated TAL Refusal Space Layout Plans, otherwise such approval shall not be unreasonably withheld; however, the Designated TAL Refusal Space Engineering Plans shall be deemed to have been approved by Tenant unless Tenant shall have notified Landlord in writing to the contrary within seven (7) business days of their receipt by Tenant, stating in which respects such plans fail to conform with the Final Designated TAL Refusal Space Layout Plans. The Designated TAL Refusal Space Engineering Plans shall be deemed to have been approved by Tenant if they are returned by Tenant with specified changes noted and such changes are made, whether or not approval is thereafter specifically noted on the Designated TAL Refusal Space Engineering Plans so changed.
(f)Completion of Improvements by Landlord. Landlord shall, in a good and workmanlike manner, cause such Designated TAL Refusal Space to be improved and completed in accordance with the Final Designated TAL Refusal Space Layout Plans and the Designated TAL Refusal Space Engineering Plans (the "Designated TAL Refusal Space Work") (such plans are hereinafter together called the "Designated TAL Refusal Space Construction Plans"). Landlord reserves the right however: (i) to make substitutions of material or components of at least as good a grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant's written approval of any such change shall first be obtained (which approval for matters other than selection of finish materials shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Final Designated TAL Refusal Space Layout Plans). The Designated TAL Refusal Space Work shall be :furnished, installed and performed· by Landlord for an. amount (hereinafter called the "Designated TAL Refusal Space Improvements Costs") equal to Landlord's out-of-pocket contract or purchase price or prices to be paid by Landlord to architects, engineers, material suppliers, subcontractors, independent contractors and/or other sources for the material, labor and services applied to the Designated TAL Refusal Space Work, plus a three percent (3%) construction management fee payable to Agent on all Designated TAL Refusal Space Improvement Costs, permit fees and applicable sales taxes. Within five (5) business days after Landlord receives the bid(s) for construction of the Designated TAL Refusal Space Work (the "Designated TAL Refusal Space Bid"), Landlord shall notify Tenant of the estimated Designated TAL Refusal Space Improvement Costs based upon the Designated TAL Refusal Space Bid (the "Estimate of Designated TAL Refusal Space Improvement Costs"). Landlord agrees to obtain not less than two (2) Designated TAL Refusal Space Bids for the completion of any Designated TAL Refusal Space Work from qualified unaffiliated general contractors licensed in the City selected by Landlord. All such Designated TAL Refusal Space Bids must be based upon all work being performed in compliance with all of Landlord's then-current rules and regulations for construction in, on or around the Building, and all work must meet applicable Building standards for construction. Landlord shall enter into a contract with the general contractor that submits the lowest Designated TAL Refusal Space Bid; provided, however, that Landlord may select any general contractor submitting a Designated TAL Refusal Space Bid within two percent (2%) of the lowest Designated TAL Refusal Space Bid submitted. Landlord's contract with the general contractor will provide for a GMP. The GMP cannot be exceeded except by execution of a change order approved in writing by Tenant, which approval will not be unreasonably withheld. If the Estimate of Designated TAL Refusal Space Improvement Costs is greater than the Designated TAL Refusal Space Allowance, Tenant will be given the opportunity to request revisions to the Designated TAL Refusal Space Construction Plans for the purpose of reducing the amount of such Costs, and in that event Landlord will cause the selected general contractor to reprice its bid based upon the revisions requested by Tenant.
(g)Payment for Designated TAL Refusal Space Tenant Work. Landlord shall pay for the Designated TAL Refusal Space Improvements Cost, up to the amount of the Designated TAL Refusal Space Allowance (hereinafter defined) to be determined in accordance with the provisions of subparagraph 3I(k) of the Original Lease. Tenant shall pay Landlord for the Designated TAL Refusal Space Refusal Space Improvements Cost in excess of the Designated TAL Refusal Space Allowance (''Excess Designated TAL Refusal Space Costs") from time to time during the progress of the work, within ten (10) days after receipt of Landlord's invoice or invoices therefor, in amounts representing the Excess Designated TAL Refusal Space Costs for the Designated TAL Refusal Space Work theretofore performed and also for material for Designated TAL Refusal Space Work delivered to the Building which exceed the Designated TAL Refusal Space Allowance, less (except as next provided) the amounts theretofore paid by Tenant to Landlord on account thereof; provided, however, that Landlord may require that, before Landlord commences any Designated TAL Refusal Space Work, Tenant shall pay to Landlord twenty-five percent (25%) of the amount estimated by Landlord to be the Excess Designated TAL Refusal Space Costs ("Designated TAL Refusal Space Deposit"), which twenty-five percent (25%) shall be applied against the last of the Designated TAL Refusal Space Work to be paid for by Tenant to Landlord. In the event the Designated TAL Refusal Space Allowance is not completely used, Tenant shall not be entitled to any unused portion of the Designated TAL Refusal Space Allowance. In the event an unused balance remains from the Designated TAL Refusal Space Deposit after completion of the Designated TAL Refusal Space Work and payment of Designated TAL Refusal Space Tenant Costs, Landlord agrees to pay to Tenant the unused portions of the Designated TAL Refusal Space Deposit within thirty (30) days after the Designated TAL Refusal Space Commencement Date (hereinafter defined).
(h)Delivery of Possession of Designated TAL Refusal Space. Landlord shall cause the substantial completion of Designated TAL Refusal Space Work to be completed within a reasonable time period and shall deliver actual possession of the Designated TAL Refusal Space to Tenant upon completion of the Designated TAL Refusal Space Work. If Landlord shall, fur any reason (including, without limitation, failure to complete the work, if any, required to be done by Landlord under this Lease), fail to make available to Tenant possession of the Designated TAL Refusal Space on or before any promised or expected date, Landlord shall not be subject to any liability for such failure nor for any failure to timely complete any work. Under such circumstances, all of Tenant's rights and obligations hereunder with respect to the Designated TAL Refusal Space, including, but not limited to, its obligations to pay the Base Rent; the Tax Adjustment Amount and the Expense Adjustment Amount attributable to the Designated TAL Refusal Space shall not commence until the earlier of the date ("Designated TAL Refusal Space Commencement Date"), that substantial completion of construction of the Designated TAL Refusal Space Work occurs and such Designated TAL Refusal Space is made available for Tenant's occupancy or would have been made available without a Designated TAL Refusal Space Tenant Delay (hereinafter defined), and such failure to make available to Tenant possession of the Designated TAL Refusal Space on any date or to timely complete any work, shall not in any other way affect the validity or continuance of the Lease as amended herein, or the Tenn, or the obligations of Tenant hereunder and such deferral of rent shall be Tenant's sole and exclusive right and remedy with respect to any such failure. Notwithstanding the foregoing, if substantial completion and tender of the Designated TAL Refusal Space does not occur within 60 days after its originally estimated delivery date, Tenant shall have the right to terminate the Lease with respect to the Designated TAL Refusal Space by giving written notice of termination to Landlord within 90 days after its originally estimated delivery date, in which event the Designated TAL Refusal Space will not become part of the Premises and Landlord will promptly refund to Tenant any Designated TAL Refusal Space Deposit. As used in this Paragraph 6, "substantial completion" or "substantially completed" means that (i) all of the Designated TAL Refusal Space Work has been completed in accordance with the Designated TAL Refusal Space Construction Plans and in substantial compliance with all applicable laws, regulations, and codes, as certified to Tenant in writing by Landlord's Architect, Landlord, and the general contractor; (ii) a permanent or temporary certificate of occupancy or other reasonable evidence of approval has been issued by the City, permitting the use and occupancy of the Designated TAL Refusal Space, subject only to Punch List items and Tenant Installations; and (iii) the services and systems required to be provided to the Designated TAL Refusal Space are in operation and have passed inspection by the appropriate governmental authority required for issuance of a permanent or temporary certificate of occupancy for the Designated TAL Refusal Space. There shall be no deferral of rent, however, to the extent that such failure is caused by any act or omission of Tenant, its agents, servants, employees or contractors and which would not have otherwise occurred, which has the effect of delaying Landlord's delivery of possession or the timely completion of any work to be done by Landlord (hereinafter a "Designated TAL Refusal Space Tenant Delay") including, without limitation, (i) any delay which is caused by changes in the work requested by Tenant to be performed by Landlord in readying such Designated TAL Refusal Space for Tenant's occupancy; (ii) any ·delay which is caused by any unreasonable failure by Tenant to furnish to Landlord any required plan, information, approval or consent within the period of time required therefor by the terms of this Lease or caused by any reasonable reluctance on the part of Landlord to approve any plan or other information required to be submitted by Tenant and approved by Landlord, but such disapproval may only be because the matter adversely affects the structure of the Building or Building mechanical systems or would violate the regulations of any applicable governmental authority; or (iii) any delay which is caused by the performance of any work or activity in such Designated TAL Refusal Space by Tenant or any of its employees, agents or contractors. Tenant also shall pay to Landlord, within ten (IO) days after receipt of demand made from time to time, a sum equal to .any additional cost to Landlord's completing the Designated TAL Refusal Space Work resulting from any Designated TAL Refusal Space Tenant Delay to the extent that the same is not covered by the Designated TAL Refusal Space Construction Allowance. Landlord agrees to notify Tenant in writing within seven days after the occurrence of any Designated TAL Refusal Space Tenant Delay.
(i)Occupancy. Designated TAL Refusal Space shall not be deemed incomplete or not ready for occupancy or for delivery of possession, if substantial completion of the Designated TAL Refusal Space Work has occurred, even though details of construction, mechanical adjustments or decoration, or other items of the Designated TAL Refusal Space Work which do not materially interfere with Tenant's use of such Designated TAL Refusal Space, remain to be done. Notwithstanding the foregoing, Tenant shall deliver to Landlord within fifteen (15) days after such Designated TAL Refusal Space Commencement Date a punch-list ("Designated TAI. Refusal Space Punch List") of items of the Designated TAI. Refusal Space Work which need to be corrected in the reasonable determination of Tenant. Landlord shall cause the items listed in such Designated TAL Refusal Space Punch List to be corrected within thirty (30) days after receipt of such Designated TAL Refusal Space Punch List, provided, however, if any such correction cannot be completed within such thirty (30) days, then Landlord shall commence correcting such item within the thirty (30) day time period and shall pursue completion with reasonable diligence. Landlord will correct the punch list items outside of regular business hours if performing the work during regular business hours would interfere with Tenant's use of the Premises.
(j)Addition to Lease. Such Designated TAL Refusal Space shall be added to the Premises, for all purposes, as of such Designated TAL Refusal Space Commencement Date for the balance of the Tenn and subject to all of the terms, covenants and conditions of this Lease, except that (i) the Base Rent for the Designated TAL Refusal Space shall be the Designated TAL Refusal Space Rate stated in the Landlord's TAL Refusal Notice; provided, however, in the event Landlord's TAL Refusal Notice includes the Pre-Negotiated DTSR Rate (hereinafter defined), the Base Rent shall be the Designated TAL Refusal Space Rate selected by Tenant in its TAL Refusal Exercise Notice; (ii) in the event the Term remaining after such Designated TAL Refusal Space Commencement Date is less than three (3) years, the term for such Designated TAL Refusal Space (but not for the Original Premises or the First Added Premises) shall be extended until that date ("Designated TAL Refusal Space Expiration Date") which is the last day of the thirty-sixth (36th) complete calendar month after such Designated TAL Refusal Space Commencement Date and the Term of the Lease as amended herein shall be extended through and until the Designated TAL Refusal Space Expiration Date with respect to such Designated TAL Refusal Space, (iii) any Designated TAL Refusal Space Expiration Date shall be extended to the last day of the First Renewal Tenn if Tenant exercises the First Renewal Option and to the last day of the Second Renewal Tenn if Tenant exercises the Second Renewal Option, (iv) Tenant shall be provided with an allowance for the completion of such Designated TAL Refusal Space Work equal to the Designated TAL Refusal Space Allowance stated in Landlord's TAL Refusal Notice; provided, however, in the event Tenant selects the Pre-Negotiated DTSR Rate in its TAL REfusal Exercise Notice the allowance shall be the Pre-Negotiated DTSR Allowance (hereinafter defined), and (v) Tenant's rights to additional parking shall be as stated in Landlord's TAL Refusal Notice; provided, however, in the event Tenant selects the Pre-Negotiated DTSR Rate in its TAL Refusal Exercise Notice notwithstanding the parking rights stated in Landlord's TAL Refusal Notice, Tenant shall have an option to rent one (1) additional unreserved parking space located in the Parking Garages for each 1,000 rentable square feet contained in the Designated TAL Refusal Space at the rates posted from time to time by the Operator which option must be exercised within thirty (30) days after such applicable Designated TAL Refusal Space Commencement Date. The annual Base Rent for the Designated TAL Refusal Space shall be payable in equal monthly installments, in advance, commencing on such Designated TAL Refusal Space Commencement Date. Tenant's Proportionate Share shall be increased to a new percentage, calculated by dividing the then total number of rentable square feet of the Premises (including such Designated TAL Refusal Space) by 514,000 square feet. In the event the Designated TAL Refusal Space Commencement Date occurs on a day other than the first day of a calendar month, then the Base Rent for the initial month in which the Designated TAL Refusal Space Commencement Date occurs shall be prorated on a per diem basis. Upon addition of the Designated TAL Refusal Space to the Premises, the Lease as amended herein shall be deemed modified in the manner set forth above without the necessity of any further agreement or document; provided, however, Landlord and Tenant agree to execute, acknowledge and deliver an instrument evidencing such modification of the Lease as amended herein to be prepared by Landlord.
(k)Designated TAL Refusal Space Rate and Designated TAL Refusal Space Allowance. For the purposes of this Paragraph 6, the terms: (i) ''Designated TAL Refusal Space Rate" shall mean the rate set forth in Landlord's TAL Refusal Notice; provided, however, that with respect to any Landlord's TAL Refusal Notice delivered at least seven (7) days prior to the expiration of the twenty-seventh (27th) month of the Original Tenn, the Landlord's TAL Refusal Notice shall state two Designated TAL Refusal Space Rates, one rate shall be equivalent to the rate provided in the Acceptable TAL Proposal and one rate shall be $20.37 on an annual per rentable square foot basis (the "Pre-Negotiated DTSR Rate"); and (ii) "Designated TAL Refusal Space Allowance" shall mean the allowance set forth in Landlord's TAL Refusal Notice; provided, however, that with respect to any Landlord's TAL Refusal Notice delivered at least seven (7) days prior to the expiration of the twenty-seventh (27th) month of the Original Term, the Landlord's TAL Refusal Notice shall state two Designated TAL Refusal Space.Allowances, one allowance shall be equivalent to the amount provided in the Acceptable TAL Proposal and the other allowance (the "Pre-Negotiated DTSR Allowance") shall be an amount equal (on a per rentable square foot basis) to the product of$25.00 multiplied by a fraction, the denominator of which is 93 and the numerator of which is.the number of complete calendar months scheduled to occur from such Designated TAL Refusal Space Commencement Date through the Termination Date (defined in the Original Lease).
(l)Additional TAL Offer Space. In the event any TAL Offer Space is or becomes vacant and is not subject to a lease agreement prior to the expiration of the twenty-seventh (27th) month of the Original Tenn and Tenant desires to lease such TAL Offer Space (as evidenced in a writing delivered to Landlord) prior to the Landlord having first offered such TAL Offer Space to third parties as provided in subparagraph 6(a) above, the parties agree that Tenant shall be permitted to lease such TAL Offer Space in accordance with the terms of this Paragraph 6 on the following terms: (i) Tenant shall not be entitled to any free rent period; (ii) the annual Base Rent shall be $20.37 on an annual per rentable square foot basis; and (iii) the allowance for the construction of improvements to such additional TAL Offer Space shall be equal to the product of$25.00 multiplied by a fraction, the denominator of which is 93 and the numerator of which is the number of complete calendar months scheduled to occur from the date the additional TAL Offer Space is added to the Premises under the Lease as amended herein through the Termination Date (defined in the Original Lease).
7.Nontransferable Rights. Notwithstanding any provision contained in the Lease as amended herein to the contrary, Tenant's Second Partial Termination Option provided in paragraph 5 hereof and Tenant's First Right of Refusal provided in Paragraph 6 hereof, are personal to Tenant and its Affiliates and may not be assigned, transferred, or conveyed by Tenant to any non-Affiliate of Tenant

8.Parking. Beginning on the first day of the calendar month following the First Added Premises Commencement Date, Exhibit "D'' attached to the Original Lease shall be . amended to reflect that Landlord shall provide Tenant with an option to lease up to twelve (12) additional unreserved parking spaces in the Parking Garage located under the Building at the prevailing market rate quoted from time to time by the Operator. Tenant's option to use these parking spaces will not be affected by Tenant's exercise of the Second Partial Termination Option.
9.Subordination.
(a)Landlord agrees to use good faith efforts to obtain from the present beneficiaries of the Existing Mortgages (as defined in Paragraph 18 of the Original Lease) a non disturbance agreement in recordable form, substantially in the forms of Exhibits H-1, H-2, and H-3 to the Original Lease, respectively, with respect to the First Added Premises. Landlord represents that the beneficiaries of such Existing Mortgages are SFI I and Newpar (as each is defined in Subparagraph 18(a) of the Original Lease) and Prudential Retirement Insurance and Annuity, as the successor-in-interest to CGLIC (as defined in such Subparagraph l 8(a)).
(b)Landlord hereby confirms its agreement to and obligations pursuant to Subparagraphs 18(b) and (c) of the Original Lease. Landlord agrees that Tenant's' obligation to subordinate to any "future mortgage" (as defined therein) shall be conditioned upon Landlord obtaining for and delivering to.Tenant an agreement in recordable form and in a form reasonably acceptable to Landlord, Tenant, and the holder of such future mortgage for the First Added Premises (which shall not diminish Tenant's rights of offset provided in subparagraph 26(h) of the Original Lease), executed by the holder of any such future mortgage.
10.Alterations to Original Premises. Landlord acknowledges that Tenant intends to request approval for certain alterations to the Original Premises ("Tenant's OP Alteration Plans") pursuant to Paragraph 8 of the Original Lease. Landlord shall notify Tenant whether or not Tenant's OP Alteration Plans are approved or disapproved within seven (7) business days after their delivery to Landlord, provided that Tenant's OP Alterations Plans shall be deemed to be approved by Landlord unless Landlord shall have notified Tenant in writing to the contrary within seven (7) business days after their receipt by Landlord, stating the reason for disapproval of such Plans in accordance with Paragraph 8 of the Original Lease and whether such alterations need to be removed and the Original Premises returned to their prior condition upon the termination of the Lease.
11.Brokerage. Landlord and Tenant acknowledge and agree that: (i) Landlord has been represented in connection with this First Amendment by Agent and by Silverbrae Holdings, Inc. ("SHI") as Landlord's agents, and (ii) Tenant has been represented in connection with this Third Amendment by The Staubach Company ("Staubach") as Tenant's agent. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this Third Amendment, made by any broker or finder (other than Agent, Tait and Staubach) who claim to have dealt with or communicated to Tenant in connection with this Third Amendment provided that Landlord has not in fact retained such broker or finder. Landlord agrees to pay Agent, Tait and Staubach pursuant to the terms of separate agreements, for their services rendered in connection with this Third Amendment.
12.Authority of Tenant. Tenant represents to Landlord that Tenant has not made any assignment, sublease, transfer or other disposition of Tenant's interest in the Lease or any portion of the Premises, and that Tenant is fully authorized to execute, deliver and perform this Third Amendment. Tenant hereby represents and warrants to Landlord that to the best of its knowledge there are no claims, demands, obligations, liabilities, actions or other cause of actions which have accrued or which may accrue arising from or related to the Lease or the Premises.
13.Binding Effect. This Third Amendment becomes effective only upon the execution by Landlord and Tenant.
14.Definitions. All capitalized terms used herein, but not defined herein, shall have the same meanings given to such terms in the Lease unless otherwise indicated.

15.Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants and conditions of the Lease shall remain and continue in full force and effect as amended herein. Each of Landlord and Tenant confirms that it is in compliance with the Lease provisions and the neither Tenant nor Landlord has any defenses, claims or offsets against the other as of the date hereof. As of the date hereof, Tenant waives and releases Landlord and its agents and employees, from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, known or unknown, arising out of or in connection with the Lease and/or use or occupancy of the Premises prior to the date hereof. Except as specifically modified in this Third Amendment, the Lease remains in full force and effect. If there is any conflict between the terms and provisions of this Third Amendment and the terms and provisions of the Lease, the terms and provisions of this Third Amendment shall govern.
16.Governing Law. The governing law of this This Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
17.Complete Agreement. This Third Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
18.Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this Second Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
19.Amendment. This Third Amendment may not be amended except in writing signed by the parties hereto.
20.Headings. The paragraph headings of this Third Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
21.Headings. The paragraph headings of this Third Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
22.Time. Time is of the essence hereof.
23.Survival. All covenants, agreements, representations and warranties as set forth in this Second Amendment shall survive the termination of the Lease.
24.Counterparts. This Second Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Third Amendment to Lease as of the day and year first above written.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date: 11/11/04	By: /s/ David G. Marshall David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date: Nov. 8, 2004	By: /s/ John C. Walter Executive Vice President (Title)

EXHIBIT "A-1"
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EXHIBIT B
to Third Amendment to Lease

PRIOR RIGHTS TO TAL REFUSAL SPACE

NONE

B-1